Exhibit 23

802 N Washington

Spokane, WA  99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1, as amended, (File No. 333-220995) and the Registration Statement on Form S-8 (pertaining to the Amended and Restated 2017 Equity Incentive Plan) of our audit report dated April 17, 2018, relating to the consolidated financial statements of IronClad Encryption Corporation, appearing in this Annual Report on Form 10-K, for the years ended December 31, 2017 and 2016.  Our report dated April 17, 2018, with respect to those financial statements, includes an emphasis of matter paragraph relating to the uncertainty of IronClad Encryption Corporation’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

April 17, 2018